EXHIBIT 99.1


                FRANKLIN FINANCIAL SERVICES CORPORATION

                 INCENTIVE STOCK OPTION PLAN OF 2002



                         TABLE OF CONTENTS

ARTICLE                                                   PAGE

ARTICLE 1.  PURPOSE OF THE PLAN; TYPE OF OPTIONS          99.1-1

ARTICLE 2.  DEFINITIONS                                   99.1-1

ARTICLE 3.  ADMINISTRATION                                99.1-3

ARTICLE 4.  COMMON STOCK SUBJECT TO THE PLAN              99.1-5

ARTICLE 5.  ELIGIBILITY                                   99.1-5

ARTICLE 6.  OPTIONS IN GENERAL                            99.1-6

ARTICLE 7.  TERM, VESTING AND EXERCISE OF OPTIONS         99.1-7

ARTICLE 8.  EXERCISE OF OPTIONS FOLLOWING TERMINATION
            OF EMPLOYMENT                                 99.1-8

ARTICLE 9.  ADJUSTMENT PROVISIONS                         99.1-9

ARTICLE 10. GENERAL PROVISIONS                           99.1-10



         ARTICLE 1.  PURPOSE OF THE PLAN; TYPE OF OPTIONS

     1.1  Purpose.   The Franklin Financial Services Corporation
Incentive Stock Option Plan of 2002 is intended to provide selected Officers of Franklin Financial Services Corporation and its Subsidiaries with an opportunity to acquire Common Stock of the Corporation. The Plan is designed to help the Corporation attract, retain and motivate selected Officers to make substantial contributions to the success of the Corporation's business and the businesses of its Subsidiaries. Options will be granted under the Plan based, among other things, on the financial performance of the Corporation and the Participant's level of responsibility within the Corporation and its affiliated companies.

     1.2 Authorized Plan Options. Only Incentive Stock Options may be awarded under the Plan.

                     ARTICLE 2.  DEFINITIONS

     2.1 "Agreement". A written instrument evidencing the grant of an Option. A Participant may be issued one or more
Agreements from time to time, reflecting one or more Options.

     2.2  "Board".  The Board of Directors of the Corporation.

     2.3 "Change in Control". Except as otherwise provided in an Agreement, the first to occur of any of the following events:

          (a) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), except for: (i) any of the Corporation's employee benefit plans, or any entity holding the Corporation's voting securities for, or pursuant to, the terms of any such plan (or any trust forming a part thereof) (the "Benefit Plan(s)"), or (ii) an entity controlled directly or indirectly by the Corporation, is or becomes the beneficial owner, directly or indirectly, of the Corporation's securities representing 19.9% or more of the combined voting power of the Corporation's then outstanding securities;

          (b) a binding written agreement is executed (and, if legally required, approved by the Corporation's shareholders) providing for a sale, exchange, transfer or other disposition of all or substantially all of the assets of the Corporation or of Farmers and Merchants Trust Company of Chambersburg, a Pennsylvania-chartered commercial bank and trust company, to another entity, except to an entity controlled directly or indirectly by the Corporation;

          (c) the shareholders of the Corporation approve a merger, consolidation, or other reorganization of the Corporation, unless:

               (i) under the terms of the agreement approved by the Corporation's shareholders providing for such merger, consolidation or reorganization, the shareholders of the Corporation immediately before such merger, consolidation or reorganization, will own, directly or indirectly immediately following such merger, consolidation or reorganization, more than 50% of the combined voting power of the outstanding voting securities of the Corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization; and

               (ii) under the terms of the agreement approved by the Corporation's shareholders providing for such merger, consolidation or reorganization, the individuals who were members of the Board immediately prior to the execution of such agreement will constitute a majority of the members of the board of directors of the Surviving Corporation after such merger, consolidation or reorganization;

          (d)  a plan of liquidation or dissolution of the
     Corporation, other 	than 	pursuant to bankruptcy or
     insolvency laws, is adopted; or

          (e) during any period of two consecutive years, individuals, who at the beginning of such period, constituted the Board cease for any reason to constitute at least a majority of the Board unless the election, or the nomination for election by the Corporation's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     2.4 "Code". The Internal Revenue Code of 1986, as amended.

     2.5 "Committee". The committee which the Board appoints to administer the Plan.

     2.6  "Common Stock".  The common stock of the Corporation
($1.00 par value) as described in the Corporation's Articles of Incorporation, or such other stock as shall be substituted therefor.

     2.7  "Corporation".  Franklin Financial Services
Corporation, a Pennsylvania corporation.

     2.8 "Employee". A common law employee of the Corporation or a Subsidiary.

     2.9 "Exchange Act". The Securities Exchange Act of 1934, as amended.

     2.10 "Incentive Stock Option". A Stock Option intended to satisfy the requirements of Code Section 422(b).

     2.11 "Officer". An Employee designated as such by the Committee in accordance with the Corporation's personnel policies in effect from time to time.

     2.12  "Optionee".  A Participant who is awarded a Stock
Option pursuant to the provisions of the Plan.

     2.13 "Participant". An Officer to whom an Option has been granted and remains outstanding.

     2.14  "Plan".  The Franklin Financial Services Corporation
Incentive Stock Option Plan of 2002, as set forth in this document and as the same may be amended from time to time.

     2.15 "Securities Act". The Securities Act of 1933, as amended.

     2.16 "Stock Option" or "Option". A grant of a right to purchase Common Stock pursuant to the provisions of the Plan.

     2.17 "Subsidiary". A subsidiary corporation, as defined in Code Section 424(f), that is a subsidiary of a relevant corporation.

                   ARTICLE 3.  ADMINISTRATION

     3.1 The Committee. The Plan shall be administered by a committee of the Board composed of two or more members of the Board, all of whom are "non-employee directors" as such term is defined under the rules and regulations adopted from time to time by the Securities and Exchange Commission pursuant to
Section 16(b) of the Exchange Act. The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board.

     3.2  Powers of the Committee.

          (a) The Committee shall be vested with full authority to make such rules and regulations as it deems necessary or desirable to administer the Plan and to interpret the provisions of the Plan. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all Participants and any person claiming under or through a Participant.

          (b) Subject to the terms, provisions and conditions of the Plan, the Committee shall have exclusive jurisdiction to:

               (i)  determine and select the Officers to be
          granted Options (it being understood that more than one Option may be granted to the same person);

               (ii) determine the number of shares subject to each Option;

               (iii)  determine the date or dates when the
          Options will be granted;

               (iv)  determine the exercise price of shares
          subject to Options in accordance with Article 6;

               (v) determine the date or dates when an Option will vest and may thereafter be exercised within the term of the Option specified pursuant to Article 7;
          and

               (vi)  prescribe the form, which shall be
          consistent with the Plan document, of the Agreement evidencing any Options granted under the Plan.

     3.3 Liability. No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to this Plan or any Options granted under this Plan.

              ARTICLE 4.  COMMON STOCK SUBJECT TO THE PLAN

     4.1 Common Stock Authorized. The aggregate number of shares of Common Stock for which Options may be awarded under the Plan shall not exceed 200,000. The limitation established by the preceding sentence shall be subject to adjustment as provided in Article 9.

     4.2 Shares Available. The Common Stock to be issued under the Plan shall be the Corporation's Common Stock which shall be made available at the discretion of the Board, either from authorized but unissued Common Stock or from Common Stock acquired by the Corporation, including shares purchased in the open market. In the event that any outstanding Option under the Plan for any reason expires, terminates or is forfeited, the shares of Common Stock allocable to such expiration, termination or forfeiture may thereafter again be made subject to an Option under the Plan.

                     ARTICLE 5.  ELIGIBILITY

     5.1 Participation. Options shall be granted by the Committee only to persons who are Officers on the grant date.

     5.2 Certain Option Limitations. Notwithstanding any other provision of the Plan to the contrary, an individual who owns more than ten percent of the total combined voting power of all classes of outstanding stock of the Corporation shall not be eligible for the grant of an Option unless the special requirements set forth in Sections 6.1 and 7.1 are satisfied. For purposes of this section, in determining stock ownership, an individual shall be considered as owning the stock owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries. "Outstanding stock" shall include all stock actually issued and outstanding immediately before the grant of the Option. "Outstanding stock" shall not include shares authorized for issue under outstanding Options held by the Optionee or by any other person.

                   ARTICLE 6.  OPTIONS IN GENERAL

     6.1 Exercise Price. The exercise price of an Option to purchase a share of Common Stock shall be not less than 100% of the fair market value of a share of Common Stock on the date the Option is granted, except that the exercise price shall be not less than 110% of such fair market value in the case of an Option granted to any individual described in Section 5.2. The exercise price shall be subject to adjustment as provided in
Article 9.

     6.2 Limitation on Options. The aggregate fair market value (determined as of the date an Option is granted) of the Common Stock with respect to which Options are exercisable for the first time by any individual in any calendar year (under the Plan and all other plans maintained by the Corporation and Subsidiaries) shall not exceed $100,000.

     6.3 Determination of Fair Market Value. For purposes of the Plan, the fair market value of the Common Stock shall be determined as follows:

          (a) Exchange Traded. In the event that the Common Stock is listed on an established stock exchange, the fair market value per share shall be the closing sale price of the Common Stock on such exchange on the applicable date or, if no sale of Common Stock occurred on that day, on the next preceding day on which a sale occurred.

          (b) NASDAQ Listed. In the event that the Common Stock is not listed on an established stock exchange, but is then quoted on the NASDAQ National Market, the fair market value per share shall be the closing sale price of the Common Stock on the NASDAQ National Market on the applicable date or, if no sale of Common Stock occurred on that day, on the next preceding day on which a sale occurred.

          (c) OTC Traded. In the event that the Common Stock is not listed on an established stock exchange and is not quoted on the NASDAQ National Market, the fair market value per share shall be the average of the average of the closing bid and asked quotations of the Common Stock for the five trading days immediately preceding the applicable date as reported by two brokerage firms to be selected by the Committee which are then making a market in the Common Stock, except that if no closing bid or asked quotation is available on one or more of such trading days, fair market value shall be determined by reference to the five trading days immediately preceding the applicable date on which closing bid and asked quotations are available.

          (d) Other. In the event that the Common Stock is not listed on an established stock exchange, is not quoted on the NASDAQ National Marketr and no closing bid and asked quotations are available, or that the fair market value per share cannot otherwise be determined as contemplated above, then fair market value per share shall be determined in good faith by the Committee.

     6.4 Transferability of Options. An Option granted hereunder shall not be transferable other than by will or the laws of descent and distribution, and such Option shall be exercisable, during the Optionee's lifetime, only by him or her.

          ARTICLE 7.  TERM, VESTING AND EXERCISE OF OPTIONS

     7.1 Term and Vesting. Each Option granted under the Plan shall terminate on the date determined by the Committee and specified in the relevant Agreement; provided, however, that
(i) each Option (other than an Option described in Clause (ii)) shall terminate not later than ten years after the date of grant, (ii) each Option granted to an individual described in
Section 5.2 shall terminate not later than five years after the date of the grant. Each Option granted under the Plan shall be exercisable in whole or in part (i.e., become vested) only after the earlier of the date on which (i) the Optionee has completed such period of continuous employment (not less than six months) with the Corporation or a Subsidiary immediately following the date of the grant of the Option as may be specified in an Agreement, or (ii) unless otherwise provided in an Agreement, a Change in Control occurs.

     7.2  Exercise.

          (a) Subject to the provisions of Article 8, an Option may be exercised only during the continuance of the Optionee's employment.

          (b) A person electing to exercise an Option shall give written notice to the Corporation of such election and of the number of shares he or she has elected to purchase, in such form as the Committee shall have prescribed or approved, and shall at the time of exercise tender the full exercise price of the shares he or she has elected to purchase. The exercise price shall be paid in full, in cash, upon the exercise of the Option; provided, however, that in lieu of cash, if permitted in the relevant Agreement, an Optionee may exercise an Option by tendering to the Corporation shares of Common Stock owned by him or her and having a fair market value equal to the cash exercise price applicable to the Option (with the fair market value of such stock to be determined in the manner provided in Section 6.3) or by delivering such combination of cash and such shares as equals the amount of such exercise price. Notwithstanding the foregoing, Common Stock acquired pursuant to the exercise of an Incentive Stock Option may not be tendered as payment unless the holding period requirements of Code Section 422(a)(1) have been satisfied, and Common Stock not acquired pursuant to the exercise of an Incentive Stock Option may not be tendered as payment unless it has been held, beneficially and of record, for at least six months (or, as may from time to time be determined by the Committee, such longer time as may be required by applicable securities law or accounting principles to avoid adverse consequences to the Corporation or a Participant).

          (c) A person holding more than one Option at any relevant time may, in accordance with the provisions of the Plan, elect to exercise such Options in any order.

                          ARTICLE 8.
     EXERCISE OF OPTIONS FOLLOWING TERMINATION OF EMPLOYMENT

     8.1 Death or Total and Permanent Disability. In the event of termination of an Optionee's employment due to death or being "disabled" (within the meaning of Code Section 22(e)(3)), his or her Option shall lapse at the earlier of (a) the expiration of the term of the Option, or (b) one year after termination due to such a cause.

     8.2 Termination For Cause. In the event of an Optionee's termination of employment "for cause," his or her Option shall lapse on the date of such termination. Termination "for cause" shall mean the Optionee was terminated after:

          (a) any government regulatory agency recommends or orders in writing that the Corporation or a Subsidiary terminate the employment of the Optionee or relieve him or her of his or her duties;

          (b) the Optionee is convicted of or enters a plea of guilty or nolo contendere to a felony, a crime of falsehood, or a crime involving fraud or moral turpitude, or the actual incarceration of the Optionee for a period of 45 consecutive days;

          (c) the Optionee willfully fails to follow the lawful instructions of the Board after receipt of written notice of such instructions, other than a failure resulting from the Optionee's incapacity because of physical or mental illness;

          (d) a finding is made by the Board that such termination is otherwise in the best interest of the Corporation.

     8.3 Other Termination. In the event of an Optionee's termination of employment for any reason other than described elsewhere in this article, his or her Option shall lapse at the earlier of (i) the expiration of the term of the Option, or
(ii) three months after such termination.

               ARTICLE 9.  ADJUSTMENT PROVISIONS

     9.1  Share Adjustments.

          (a) In the event that the shares of Common Stock of the Corporation, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation, or if the number of such shares of Common Stock shall be changed through the payment of a stock dividend, stock split or reverse stock split, then (i) the shares of Common Stock authorized hereunder to be made the subject of Options,
     (ii) the shares of Common Stock then subject to outstanding Options and the exercise price thereof, and (iii) the nature and terms of the shares of stock or securities subject to Options hereunder shall be increased, decreased or otherwise changed to such extent and in such manner as may be necessary or appropriate to reflect any of the foregoing events.

          (b) If there shall be any other change in the number or kind of the outstanding shares of the Common Stock of the Corporation, or of any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, and if a majority of the members of the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in any Option which was theretofore granted or which may thereafter be granted under the Plan, then such adjustment shall be made in accordance with such determination.

          (c) The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, to consolidate, to dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

     9.2 Corporate Changes. A liquidation or dissolution of the Corporation, a merger or consolidation in which the Corporation is not the surviving Corporation or a sale of all or substantially all of the Corporation's assets, shall cause each outstanding Option, if not exercised, to terminate, except to the extent that another corporation may and does, in the transaction, assume and continue the Options or substitute its own options.

     9.3 Fractional Shares. Fractional shares resulting from any adjustment in Options pursuant to this article shall be rounded down to the nearest number of whole shares.

                 ARTICLE 10.  GENERAL PROVISIONS

     10.1 Effective Date. The Plan shall become effective upon its adoption by the Board (March 7, 2002), provided that any grant of an Option is subject to the approval of the Plan by the shareholders of the Corporation within 12 months of adoption by the Board.

     10.2 Termination of the Plan. Unless previously terminated by the Board, the Plan shall terminate on, and no Option shall be granted after, the day immediately preceding the tenth anniversary of its adoption by the Board.

     10.3  Limitation on Termination, Amendment or Modification.

          (a) The Board may at any time terminate, amend, modify or suspend the Plan, provided that, without the approval of the shareholders of the Corporation, no amendment or modification shall be made solely by the Board which:

               (i) increases the maximum number of shares of Common Stock as to which Options may be granted under the Plan;

               (ii)  changes the class of eligible Participants;
          or

               (iii)  otherwise requires the approval of
          shareholders under applicable state or federal law, or by exchange-related rules.

          (b) No amendment, modification, suspension or termination of the Plan shall in any manner affect any Option theretofore granted under the Plan without the consent of the Participant or any person validly claiming under or through the Participant.

     10.4 No Right to Grant of Option or Continued Employment. Nothing contained in this Plan or otherwise shall be construed to (a) require the grant of an Option to an individual who qualifies as an Officer, or (b) confer upon a Participant any right to continue in the employ of the Corporation or any Subsidiary or limit in any respect the right of the Corporation or of any Subsidiary to terminate the Participant's employment at any time and for any reason.

     10.5 Withholding Taxes. The Corporation will require, as a condition to the exercise of an Option where sufficient funds are not otherwise available, that a Participant (or other relevant person) pay or reimburse to it any withholding taxes at such time as withholding is required by law.

     10.6  Listing and Registration of Shares.

          (a) No Option granted pursuant to the Plan shall be exercisable in whole or in part, and no share certificate shall be delivered, if at any relevant time a majority of the Board shall determine in its discretion that the listing, registration or qualification of the shares of Common Stock subject to an Option on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, such Option, until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

           (b) If a registration statement under the Securities Act with respect to the shares issuable under the Plan is not in effect at any relevant time, as a condition of the issuance of the shares, a Participant (or any person claiming through a Participant) shall give the Committee a written statement, satisfactory in form and substance to the Committee, that he or she is acquiring the shares for his or her own account for investment and not with a view to their distribution. The Corporation may place upon any stock certificate for shares issued under the Plan such legend as the Committee may prescribe to prevent disposition of the shares in violation of the Securities Act or other applicable law.

     10.7 Gender; Number. Words of one gender, wherever used herein, shall be construed to include each other gender, as the context requires. Words used herein in the singular form shall include the plural form, as the context requires, and vice versa.

     10.8 Applicable Law. Except to the extent preempted by federal law, this Plan document, and the Agreements issued pursuant hereto, shall be construed, administered and enforced in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

     10.9 Headings. The headings of the several articles and sections of this Plan document have been inserted for convenience of reference only and shall not be used in the construction of the same.